ARGI INVESTMENT SERVICES, LLC

CODE OF ETHICS

November, 2017

GENERAL PRINCIPALS

This Code of Ethics has been adopted by ARGI Investment Services, LLC (“the Firm” or “AIS”) and is designed to comply with Rule 204A-1 under the Investment Advisors Act of 1940 (“Advisors Act”). It will set forth standards of conduct expected of personnel of AIS will address, among other things, personal trading, gifts, the prohibition against the use of inside information and other situations where there is a possibility for conflicts of interest.

The ethical culture of the Firm is of critical importance and must be supported at the highest levels of our firm. This Code of Ethics is designed to:

●	Protect the Firm’s clients by deterring misconduct;

●	Educate personnel regarding the Firm’s expectations and the laws governing their conduct;

●	Remind personnel that they are in a position of trust and must act with complete propriety at all times;

●	Protect the reputation of the Firm;

●	Guard against violation of the securities laws; and,

●	Establish procedures for personnel to follow so that the Firm may determine whether its personnel are complying with the Firm’s ethical principles.

AIS and its employees are subject to the following specific fiduciary obligations when dealing with clients:

●	The duty to have a reasonable, independent basis for the investment advice provided;

●	The duty to ensure that investment advice meets the client’s individual objectives, needs and circumstances; and

●	A duty to be loyal to clients.

SCOPE OF THE CODE

Honesty, integrity and professionalism are hallmarks of the Firm. The Firm strives to maintain the highest standards of ethics and conduct in all of its business relationships. This Code of Ethics covers a wide range of business practices and procedures and applies to all personnel in their conduct of the business and affairs of the Firm

The activities of any officer, director or personnel of the Firm will be governed by the following general principles:

●	honest and ethical conduct will be maintained in all personal securities transactions and such conduct will be in a manner that is consistent with the Code of Ethics thus avoiding or appropriately addressing any actual or potential conflict of interest or any abuse of a personnel’s position of trust and responsibility,

●	personnel shall not take inappropriate advantage of their positions with the Firm,

●	personnel shall have a responsibility to maintain the confidentiality of the information concerning the identity of securities holdings and financial circumstances of all clients, and

●	independence in the investment decision-making process is paramount.

Failure to comply with this Code of Ethics may result in disciplinary action, including termination of positions within the Firm.

A.	Persons Covered by the Code

For the purpose of this Code, all individuals are considered “access persons” and are subject to the Firm’s Code of Ethics. Any questions as to whether an individual is required to comply with the Firm’s Code of Ethics should be directed to the Chief Compliance Officer.

All individuals “access persons”, and any individuals designated by the Chief Compliance Officer required to comply with the Firm’s Code of Ethics are collectively referred to as “Code Persons.”

B.	Securities Covered by the Code

“Reportable Security” typically means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act. The term “Reportable Security” is very broad and includes items you might not ordinarily think of as “securities,” such as but not limited to:

a.	Options on securities, on indexes and on currencies;

b.	All kinds of limited partnership interests;

c.	Foreign unit trusts and foreign mutual funds; and

d.	Private investment funds, hedge funds, and investment clubs;

Exceptions from the term “Reportable Security” as expressly excluded from the reporting requirements of Rule 204A-1 include:

●	Direct obligations of the U.S. government;

●	Bankers acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares of open-end mutual funds that are registered under the Investment Company Act (mutual funds), and;

●	Shares issues by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Firm.

STANDARDS OF BUSINESS CONDUCT

Pursuant to Rule 204A-1, the Firm is required to establish a standard of business conduct for its Code Persons. This section sets forth those standards.

A.	Compliance with Laws and Regulations. All Code Persons must comply with applicable federal securities laws. Code Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

●	To defraud such client in any manner;

●	To mislead such client, including making a statement that omits material facts;

●	To engage in any act, practice or course of conduct which operates or would operate as fraud or deceit upon such client:

●	To engage in any manipulative practice with respect to such client; or

●	To engage in any manipulative practice with respect to securities, including price manipulation.

B.	Conflicts of Interest. As a fiduciary, the Firm and all Code Persons have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. With this duty, the Firm and its Code Persons can achieve this obligation by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. A “conflict of interest” may occur when a Code Person’s private interests may be inconsistent with the interests of the Firm’s clients and/or his/her service to the Firm. Additionally, Code Persons must try to avoid situations that have even the appearance of conflict or impropriety.

1.	Conflicts Among Client Interests. Conflicts of interest may arise where the Firm or its Code Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts in which employees have made material personal investments, accounts of close friends or relatives of Code Persons). The Firm prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

2.	Competing with Client Trades. The Firm prohibits Code Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including purchasing or selling such securities.

C.	Insider Trading. Code Persons are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information. Additionally, the Firm’s Code Persons are prohibited from communicating material nonpublic information to others in violation of the law. The Firm has insider trading policies and procedures that can be found in the Firm’s Compliance Policy and Procedures Manual. A brief discussion is included in this Code.

1.	Penalties. Should a Code Person violate the Firm’s insider trading policies and procedures, potential penalties may include, civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences.

2.	Material Nonpublic Information. The SEC’s position is that the term “material nonpublic information” relates not only to issuers, but also to the Firm’s securities recommendations and client securities holdings and transactions.

D.	Personal Securities Transactions. The Firm requires all Code Persons to strictly comply with the Firm’s policies and procedures regarding personal securities transactions outside of the Firm. The following procedures are designed to assist the Firm in detecting and preventing abusive sales practices.

1.	Trading Alongside Clients. It is the express policy of AIS that no person employed by AIS may purchase or sell any security within one hour prior to the transaction(s) being implemented for an advisory account unless such transactions are at a price equal to or inferior to the price obtained by advisory clients, and therefore, preventing such Code Person from benefiting from transactions placed on behalf of advisory accounts. AIS may utilize batched orders to carry out this policy.

2.	Initial Public Offerings – Prohibition and Pre-Clearance. Code Persons are prohibited from directly or indirectly acquiring beneficial ownership of any security in an initial public offering through one of our custodians. Pre-clearance is required for acquiring beneficial ownership of any security in an initial public offering through outside sources.

3.	Limited or Private Offerings – Pre-Clearance. Code Persons are prohibited from directly or indirectly acquiring beneficial ownership of any security in a limited or private offering, without the specific, advance written approval of the Chief Compliance Officer, which the Chief Compliance Officer may deny for any reason.

In determining whether to grant permission for such limited or private placement, the Chief Compliance Officer shall consider, among other things, whether such offering should be reserved for a client and whether such transaction is being offered to the person because of his or her position with the Firm.

Any person who has received such permission shall be required to disclose such an investment when participating in any subsequent consideration of such security for purchase or sale by client of the Firm, and that the decision to purchase or sell such security shall be made by persons with no personal, direct or indirect, interest in the security.

If you have any question as to whether a possible investment is an initial public offering or a limited or private placement, please consult with the Chief Compliance Officer

4.	Blackout Period. AIS does not impose any blackout period for securities in which any client account managed by the Firm purchases or sells however, it is the policy of the Firm that trades made in staff accounts be reported to the Investment Department prior to the trade so they may make a determination as to whether or not any client trades will be made that could result in front-running a client. It is recommended that trades be made by the Investment Department for ease of trading.

5.	Short-term Trading. Code Persons are prohibited from purchasing and selling, or selling and purchasing, a Reportable Security within any period of 15 calendar days. If any such transaction occurs, the Firm will require any profits from the transaction to be disgorged for donation by the Firm to charity. Under special circumstances, the Code Person may request pre-clearance and may be granted an exception for a trade that falls within the 15 calendar day timeframe.

6.	Restricted List. The Firm does not currently maintain list of restricted securities, however, from time to time the firm may choose to restrict certain securities that are in an offer phase for a specific client or set of clients.

7.	Prohibition on Participation in Investment Clubs. Code Persons are prohibited from participating in or making investments with or through any investment club or similar association or entity. If you have any doubt or uncertainty as to whether a particular association or entity is an Investment Club, you should ask the Chief Compliance Officer before you become in any way involved with the association or entity. Don’t just guess at the answer.

Code Persons are prohibited from directly or indirectly advising or causing any immediate family member (i.e., any relative by blood or marriage living in the Code Person’s household) to engage in conduct the Code Person is prohibited from engaging in under the Firm’s Code of Ethics.

It sometimes happens that a Code Person (e.g. one who is responsible for making investment recommendations or final investment decisions for client accounts – an IAR or research analyst) determines – within 48 hours immediately before or after he or she has purchased or sold for his or her own account a reportable security that was not, to the Code Person’s knowledge, then under consideration for purchase by any client account as to which the Code Person is responsible for making investment decisions to purchase or sell the same reportable security. In this situation, the Code Person MUST put the clients’ interests first and promptly make the investment recommendation or decision in the clients interest, rather than delaying the recommendation or decision for clients until after the 48 hours following the day of the transaction for the Code Person’s own account to avoid a possible conflict with the blackout provisions of this Code.

E.	Gifts and Entertainment. Code Persons should not accept gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, a Code Person should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the Code Person.

1.	Gifts. No Code Person may receive any gift, service or other thing of more than de Minimis value from any person or entity that does business with or on behalf of the Firm. No Code Person may give or offer any gift of more than $250 value to existing clients, prospective clients, or any entity that does business with or on behalf of the Firm without pre-approval by the Chief Compliance Officer. Gifts, other than cash, given in connection with special occasions (e.g., deaths, births, weddings), of reasonable value are permissible. Retirement gifts and gifts in relation to promotions fall within the gift limitations.

2.	Cash. No Code Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the Firm. This includes cash equivalents such as gift certificates, bonds, securities, or other items that may be readily converted to cash.

3.	Entertainment. No Code Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Firm. Code Persons may provide or accept a business entertainment event, such as dinner, a sporting event, golf outings, etc. provided that such activities involve no more than customary amenities.

F.	Confidentiality. All Code Persons of the Firm shall exercise care in maintaining the confidentiality of any confidential information, except where disclosure is authorized or legally mandated. Confidential information includes non-public information, the identity of security holdings and financial circumstances of clients.

1.	Firm Duties. The Firm will keep all information about clients (including former clients) in strict confidence, including client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Firm or its vendors.

2.	Code Persons’ Duties. The Firm strictly prohibits Code Persons from disclosing to persons outside the Firm any material nonpublic information about any client, the securities investments made by the Firm on behalf of the client, information about contemplated securities transactions, or information regarding the Firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

3.	Physical Security. Firm files containing material nonpublic information will be sealed and/or locked when not being used or accessed and access to computer files containing such information is restricted to certain User ID codes.

4.	Regulation S-P. The Firm maintains policies and procedures in compliance with Regulation S-P. For specific procedures and policies these documents should be reviewed and understood. The Firm requires that all Code Persons comply with the Firm’s privacy policy. NOTE: Regulation S-P covers only a subset of the Firm’s confidentiality standards. Regulation S-P applies only to natural persons and only to personal information. The Firm’s fiduciary duty to keep client information confidential extends to all of the Firm’s clients and information.

G.	Service of Board of Directors. Service on Boards of publicly traded companies should be limited to a small number of instances. However, such service may be undertaken after advanced written notice and approval from the Chief Compliance Officer. Code Persons serving as Directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

H.	Other Outside Activities. All Registered Code Persons must report outside business activities upon employment at the Firm, prior to engaging in any outside business activity whether or not such activity requires prior approval, and on an annual basis. (See Outside Business Activity Form)

a.	Executorships. The Firm discourages acceptance of executorships by Code Persons of the Firm. However, family relationships may make it desirable to accept executorships under certain circumstances. In all cases, it is necessary for the individual to have authorization from the Chief Compliance Officer to act as an executor. All such existing or prospective relationships should be reported via C11 to the Compliance Department.

b.	Custodianships and Powers of Attorney. It is expected that all custodianships and powers of Attorney will be for minors or other members of the immediate family. These will be considered as automatically authorized and do not require approval from the Firm.

c.	Disclosure. Regardless of whether an activity is specifically addressed in this Code, Code Persons are required to disclose any personal interest that might present a conflict of interest or harm the reputation of the Firm.

d.	Trustee. It is the Firm’s policy that neither the firm, nor any employee or supervised person will act as a trustee except in situations where there is a clear prior personal relationship. All such existing or prospective relationships should be reported via C11 to the Compliance Department.

I.	Marketing and Promotional Activities. The Code Persons of the Firm are reminded that all oral and written statements, including those made to clients, prospective clients, or their representatives, must be professional, accurate, balanced, and not misleading in any way. All oral and written statements made to the media must be pre-approved and in conjunction with the Marketing Department.

J.	Charitable Donations. The Firm and its Code Persons are prohibited from making any type of charitable donation, either directly or indirectly, to any non-affiliated charitable organization:

● Where a donation has been requested by a client, potential client or consultant with a promise or implied promise to place additional business with the firm;

● Where it could have the appearance of “pay to play” activity (pay to play is a promise to make a donation in an attempt to win the favor of or potential business of a client or potential client).

The Firm (specifically ARGI Gives) will maintain a list of all charitable donations via C11 and will include the following information:

Name of Charitable organization

Associated Person making donation

Amount of donation

Date donation was made

Client or potential client association

ARGI Gives guidelines for Grants

Please see ARGI Gives Policies and Procedures for specific guidelines as they relate to grants to 501(c) 3 organizations.

COMPLIANCE PROCEDURES

A.       Personal Securities Transaction Procedures and Reporting.

1.	General Policy/ Preclearance.

It is the general policy of the Firm to allow Code Persons to buy or sell all securities, subject to the preclearance requirements outlined below.

Code Persons are required to receive preclearance approval from the Firm for ALL Reportable Securities, except the following:

a.	Purchases or sales over which a Code Person has no direct or indirect influence or control;

b.	Purchases or sales pursuant to an automatic investment plan;

c.	Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

d.	Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

e.	Open end investment company shares;

f.	Certain closed-end index funds

g.	Unit investment trusts;

h.	Exchange traded funds that are based on a broad-based securities index;

i.	Futures and options on currencies or on a broad-based securities index; or

j.	Other non-volitional events, such as assignment of options or exercise of an option at expiration.

2.	Pre-Clearance Procedures.

The pre-clearance requirements and associated procedures are designed to identify any prohibition or limitation applicable to a proposed investment. Pre-clearance procedures include the following:

●	Code Persons must submit detailed information about the proposed transaction and any additional information as requested by the Chief Compliance Officer or his/her delegate through Compliance 11.

●	All information must be submitted within 24 hours of proposed transaction.

●	The Chief Compliance Officer or other designated person shall authorize/ deny the requested transaction.

●	Documentation of the transaction, the approval/ denial of and rational supporting the decision shall be maintained for at least five years after the end of the fiscal year in which the approval was granted.

●	Code Persons are allowed the following executed pre-clearance requests monthly: 5 stocks, 5 options contracts and 5 expiring worthless options.

The Chief Compliance Officer or his/her delegate may deny or revoke a preclearance request for any reason. In no event will preclearance be granted for any transaction if the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security). Furthermore, in no event will preclearance be granted for any transaction if the purchase or sale of such security is inconsistent with the purposes of this Code of Ethics, the Investment Company Act of 1940 or the Investment Advisers Act of 1940. If approved, preclearance is valid only for the day on which it is granted. The President of ARGI shall authorize/ deny preclearance requests of the Chief Compliance Officer or other person that authorizes transactions.

A duplicate confirmation will be obtained and checked against the file of pre-clearance approvals.

3.	Reporting Requirements.

The Firm requires Code Persons to submit to the Chief Compliance Officer or his/her delegate a report of all holdings in Reportable Securities which the Code Person has a direct or indirect beneficial ownership as defined by Rule 204A-1, within 10 days of becoming a Code Person and thereafter on an annual basis.

For the purposes of personal securities reporting requirements, a Code Person’s holdings include the holdings of a Code Person’s immediate family (including any relative by blood or marriage living in the Code Person’s household), and holdings in any account in which the Code Person has direct or indirect beneficial ownership, such as a trust. Compliance 11 will be utilized for such reporting.

4.	Quarterly Transaction Reports.

All Code Persons must submit all brokerage accounts through Compliance 11 in order for them to be automatically transmitted for review. Compliance 11 will then upload statements, transactions, etc. for accounts with TD and Schwab. All Code Persons with accounts at Fidelity must provide monthly statements detailing transactions and holdings for review no later than the 15th of the following month.

For the purposes of review, a Code Person’s transactions include the transactions of a Code Person’s immediate family (including any relative by blood or marriage living in the Code Person’s household), and transactions in any account in which the Code Person has direct or indirect beneficial ownership, such as a trust. All statements will be uploaded via C11 for monitoring.

5.	Confidentiality of Reports.

All reports provided by Code Persons concerning their transactions and holdings will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government agencies.

6.	Reporting Exemptions.

Under the rule, Code Persons are not required to submit: (a) any report with respect to securities held in accounts over which the Code Person has no direct or indirect influence or control; (b) a transaction report with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans; (c) a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records, d) a transaction report with respect to holdings held by mutual fund companies. The confirmations or statements must be received no later than 30 days after the end of the applicable calendar quarter.

7.	Duplicate Brokerage Confirmations and Statements.

The Firm requires each Code Person to move any reportable brokerage accounts to one of our custodians (TD, Fidelity, Schwab) within 90 days of employment and disclose those accounts via Compliance 11. Duplicate statements will be uploaded to Compliance 11 in an automated fashion In the event that an exception has been granted allowing a Code Persons to not move their account to one of our custodians, said person may use such duplicate brokerage confirmation and account statements in lieu of submitting holdings and transaction reports, provided that all required information is contained in those confirmations and statements. The statements must be provided monthly to the compliance department.

8.	Monitoring of Personal Securities Transactions.

The Firm will review personal securities transactions and holdings reports periodically. The Firm has developed these procedures:

●	The Firm designates the Chief Compliance Officer or their delegate to review and monitor personal securities transactions and trading patterns of Code Persons (“Reviewer”).

●	The Firm designates the President of ARGI to review and monitor the personal securities transactions of the Reviewer and for taking the responsibility of the Reviewer in the Reviewer’s absence. In the event that a delegate is the Reviewer, the Chief Compliance Officer shall take responsibility for reviewing said delegate’s personal securities transactions.

●	Should the Reviewer become aware of potential violations of the code, a written report explaining the potential violations and the supporting documents will be presented to the President of ARGI or the Sr. Management Team.

The Reviewer shall follow these steps in reviewing personal securities holdings and transactions reports:

●	Assess whether Code Person has followed required internal procedures, such as pre-clearance;

●	Compare personal trading to any restricted lists;

●	Assess whether the Code Person is trading for his or her own account in the same securities the Firm is trading for clients; and if so, whether the clients are receiving terms as favorable as the Code Person takes for him or herself;

●	Investigate any substantial disparities between the percentage of trades that are profitable when the Code Person trades for his or her own account and the percentage that are profitable when he or she places trades for clients.

B.	Certification of Compliance

1.	Initial Certification. The Firm requires all Code Persons to certify in writing that they have: (a) received, read and understood the amendments to the Code; (b) read and understood all provisions of the Code; and (c) agreed to comply with the terms of the Code via Compliance 11.

2.	Acknowledgement of Amendments. All amendments to the Firm’s Code of Ethics will be provided to Code Persons and Code Persons will submit electronic acknowledgement that they have received, read, and understood the amendments to the Code.

3.	Annual Certification. All Code Persons shall annually certify that they have read, understood, and complied with the Code of Ethics. In addition, Code Persons shall annually certify that the Code Person has submitted the reports required by the Code and has not engaged in any prohibited conduct. If a Code Person is unable to make such representation, the Firm shall require the person to self-report any violations.

RECORDKEEPING

The Firm will maintain the following records in a readily accessible place:

●	A copy of each Code that has been in effect at any time during the past five (5) years;

●	A record of any violation of the Code and any action taken as a result of such violation for five (5) years from the end of the fiscal year in which the violation occurred;

●	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five (5) years was, a Code Person;

●	Holdings and transaction reports made pursuant to the Code, including any brokerage confirmation statements submitted in lieu of these reports;

●	A list of the names of person who are currently, or within the past five (5) years were, Code Persons.

●	A record of any decision, and supporting reasons for approving, the acquisition of securities by a Code Person in private or limited offerings for at least five (5) years after the end of the fiscal year in which approval was granted

FORM ADV DISCLOSURE

The Firm shall include on Form ADV, Part 2A or similar document, a summary of the Firm’s Code and shall state that the Firm will provide a copy of the Code to any client or prospective client upon request.

ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.	Training and Education. The Chief Compliance Officer, or a designated person, shall be responsible for training and educating Code Persons regarding the Code. Such training shall occur periodically and all Code Persons are required to attend any training sessions or read any applicable materials.

B.	Annual Review. The Chief Compliance Officer shall review at least annually the adequacy of the code and the effectiveness of its implementation.

C.	Report to Senior Management. The Chief Compliance Officer shall report to senior management or the President of ARGI, the annual review of the Code and bring material violations to their attention.

D.	Reporting Violations. All Code Persons shall report violations of the Firm’s Code of Ethics promptly to the Chief Compliance Officer or other appropriate personnel designated in the Code.

1.	Confidentiality. All reports of violations shall be treated confidentially to the extent permitted by laws and investigated promptly and appropriately.

2.	Alternate Designee. The alternate person to whom personnel may report violations in case the Chief Compliance Officer or other primary designee is involved in the violation or is unreachable is a member of the Sr. Management Team.

3.	Types of Reporting. Examples of the types of reporting required under this Code include: noncompliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of the Firm’s business; material misstatements in regulatory filings, internal books and records, clients records or reports; activity that is harmful to client and deviations from required controls and procedures that safeguard clients and the Firm.

4.	Apparent Violations. Code Persons shall report “apparent” or “suspected” violations in addition to actual or known violations of the code.

5.	Retaliation. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code. Any person may submit an anonymous Whistleblower report through C11.

Whistleblower Program

Whistleblower Program. Effective August 12, 2011, The Dodd-Frank Wall Street Reform and Consumer Protection Act (aka the Whistleblower Program) provided the SEC the authority to pay financial rewards to whistleblowers who provide new and timely information about any securities law violation. To be eligible, the whistleblower’s information must lead to a successful SEC enforcement action with more than $1,000,000 in monetary sanctions. While the rules incent rather than require prospective whistleblowers to use internal company compliance program, the regulations clarify that the SEC, when considering the amount of an award, will consider to what extent (if any) the whistleblower participated in the internal compliance processes of the firm.

More information regarding eligibility and how to report anonymously can be found via the following link: SEC Whistleblower. A person must be acting in good faith in reporting a complaint or concern and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

It is further AIS’s policy that any misconduct by any firm owner, management personnel or Supervised Person (exempt or non-exempt) shall be reported to the Chief Compliance Officer. If the misconduct being reported is regarding the Chief Compliance Officer, reports shall be made to other owners, management personnel or applicable regulators. If reported to an owner or management personnel, AIS will protect the reporting person’s identity and will not cause or threaten retaliation of any sort in connection with these reports. Reports may be filed online or via Form TCR (Tip, Complaint or Referral) available at the above link.

E.	Sanctions. Code Persons that violate the Code may be subject to disciplinary action that a designated person or group (e.g. Chief Compliance Officer, Sr. Management Team) deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to governmental or self-regulatory authorities when appropriate.

E.	Further Information Regarding the Code. Should a Code Person require additional information about the Code or have any other ethics-related questions, they should contact the Chief Compliance Officer.

DEFINITIONS

Supervised Person:	Includes directors, officers, and Equity Shareholders of the Firm or other persons occupying a similar status or performing similar functions.

Employees of the Firm and persons who provide investment advice on behalf of the Firm and are subject to the Firm’s supervision and control.

Access Person:	Includes any supervised person who has access to non-public information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the Firm serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940; or is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. AIS treats all employees as Access Persons.

All directors, officers and equity shareholders are presumed to be “access persons.”

Beneficial Ownership:	As used in this Code is to be interpreted by reference to Rule 16a-1 under the U.S. Securities Exchange Act of 1934, as amended. Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. The term “pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

Notwithstanding the fact that a Code Person has not purchased a security for his/her own account or the account of an immediate family member, if at any time a Code Person becomes aware that he or she has become a beneficial owner of a security in an initial public, limited or private offering (e.g. purchase by immediate family member), the Code Person shall promptly report such interest to the Chief Compliance Officer who shall determine the appropriate action, if any.